                                                                   EXHIBIT 99.8

Arthur Andersen LLP's Representation

   Arthur Andersen LLP has represented to Price Communications Wireless, Inc. that its audit was subject to Arthur Andersen LLP's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and there was appropriate continuity of Arthur Andersen LLP personnel working on audits and the availability of national office consultation to conduct the relevant portions of the audit.